AGENCY AGREEMENT

Effective August 23, 2006

Red Mile Entertainment, Inc.
4000 Bridgeway, Suite 101
Sausalito, California 95965

Attention: Chester P. Aldridge

Dear Sirs:

Re: Issue and Sale of Convertible Debentures

J. F. Mackie & Company Ltd. (the “Agent”) understands that Red Mile Entertainment Inc. (the “Corporation”) proposes to issue and sell a minimum of US$5 million and a maximum of up to US$10 million principal amount senior secured convertible debentures (the "Convertible Debentures") of the Corporation (the “Offering”). Each Convertible Debenture will have a subscription price of US$1,000 and will be issued pursuant to the terms of an indenture (the "Indenture") to be entered into between the Corporation and Corporate Stock Transfer (the "Trustee") to be dated as of the Closing Date (as hereinafter defined). The Agent further understands that the sale of the Convertible Debentures is to be effected in reliance upon exemptions from the prospectus and registration requirements of the securities laws of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario and certain international jurisdictions (the "Selling Jurisdictions").

Upon and subject to the terms and conditions hereof, the Agent agrees to act as, and the Corporation appoints the Agent as, the sole and exclusive agent of the Corporation to offer for sale on the Closing Date on a private placement basis the Convertible Debentures in the Selling Jurisdictions and to use its best efforts to secure subscriptions therefor, provided that the Agent shall be under no obligation to purchase any of such Convertible Debentures as principal. The Agent shall be entitled in connection with the offering and sale of the Convertible Debentures to retain as sub-agents other registered securities dealers and may receive (for delivery to the Corporation at the Closing Time) subscriptions for Convertible Debentures from other registered securities dealers. The fee payable to such sub-agents shall be for the account of the Agent.

In consideration for its services hereunder, the Agent shall be entitled to the commission and expenses provided for in sections 8 and 9, which shall be payable or issued, as the case may be, at the Closing Time. For greater certainty, except as provided for in sections 8 and 9, the services provided by the Agent in connection herewith will not be subject to Goods and Services Tax provided for in the Excise Tax Act (Canada) and taxable supplies will be incidental to the exempt financial services provided.

The following are the terms and conditions of this Agreement:

1.	Definitions:

In this Agreement:

(a)	“Agent” means J. F. Mackie & Company Ltd.;

(b)	“Agent's counsel” means Heenan Blaikie LLP, or such other legal counsel as the Agent, with the consent of the Corporation, acting reasonably, may appoint;

(c)	“Agreement” means this agency agreement dated effective August 23, 2006 between the Agent and the Corporation;

(d)
“Applicable Securities Laws” includes, collectively, all securities laws, rules, regulations, notices, policies and similar instruments applicable to the Corporation and to the distribution of securities in accordance with this Agreement;

(e)	“associates” has the meaning ascribed thereto in the Securities Act (Alberta);

(f)	“business day” means a day which is not Saturday, Sunday or a legal holiday in the City of Calgary;

(g)	“Canadian Selling Jurisdictions” means the provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario;

(h)	“Closing Date” means October 19, 2006 or such other date or dates as the Agent and the Corporation may agree in writing;

(i)	“Closing Time” means 11:00 a.m. (Calgary time), or such other time on the Closing Date as the Agent and the Corporation may agree in writing;

(j)	“Common Shares” means common shares in the capital of the Corporation;

(k)	"Convertible Debentures" means the senior secured convertible debentures of the Corporation issued in accordance with the terms of the Indenture;

(l)
“Copyrights” shall mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrightable subject matter throughout the world, all right, title and interest in related applications and registrations throughout the world, and all moral rights;

(m)	“Corporation” means Red Mile Entertainment Inc., a body corporate incorporated pursuant to the laws of Delaware;

(n)
“Corporation Intellectual Property Rights” shall mean all Intellectual Property Rights and Corporation Technology used or proposed to be used in, or necessary to, the business of the Corporation as currently conducted or as currently reasonably contemplated by the Corporation, whether owned or controlled, licenced, or otherwise held by or for the benefit of the Corporation;

(o)
“Corporation Technology” shall mean all Technology used or proposed to be used in, or necessary to, the business of the Corporation as currently conducted or as currently contemplated by the Corporation, whether owned or controlled, licenced or otherwise held by or for the benefit of the Corporation.

(p)	“Corporation's counsel” means Lehman and Eilen LLP, or such other legal counsel as the Corporation, with the consent of the Agent, acting reasonably, may appoint;

(q)	“Debenture Trustee” means Olympia Trust Company at its Calgary office located at Suite 2300, 125 - 9th Avenue SE, Calgary, AB, T2G 0P6;

(r)
“Documents” means (i) all documents and other information filed by or on behalf of the Corporation in compliance with or intended compliance with Applicable Securities Laws or mailed to the securityholders of the Corporation; and (ii) Form SB-2;

(s)	“Due Diligence Sessions” has the meaning set forth in subsection 2(c);

(t)	“Financial Statements” means the financial statements of the Corporation provided by the Corporation to the Agent and set out in the Form SB-2 and Form 10-QSB, including:

(i)
the audited consolidated balance sheet of the Corporation and its subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended March 31, 2006 and for the period from December 21, 2004 through March 31, 2005; and

(ii)	the unaudited consolidated financial statements of the Corporation for period ended June 30, 2006;

(u)	“Form SB-2” means the Form SB-2 of the Corporation filed with the United States Securities and Exchange Commission and becoming effective on August 11, 2006

(v)	“Form 10-QSB” means the quarterly report filed with the United States Securities and Exchange Commission for the quarterly period ended June 30, 2006;

(w)
“Indemnified Persons” means each of: (i) the Agent; (ii) agents of the Agent; (iii) affiliates of the Agent; and (iv) the directors, officers, shareholders, partners and employees of the Agent, agents of the Agent and affiliates of the Agent;

(x)	"Indenture" shall have the meaning ascribed thereto in the first paragraph of this Agreement;

(y)
“Intellectual Property Rights” means (i) any trademarks, trade mark registrations, trade mark applications, trade dress and logos, trade names, domain names, business names, corporate names, website names and world wide web addresses, business names, brand names, service marks, computer software, computer programs, Copyrights, including any performing, author or moral rights, designs, integrated circuit topographies, inventions, Patents, franchises, formulae, processes, know-how, Technology and related goodwill, (ii) any applications, registrations, issued Patents, continuations in part, divisional applications or analogous rights or licence rights therefor, (iii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, know-how, methods, processes, schematics and any documentation relating thereto, and (iv) other intellectual or industrial property;

(z)	“Offering” means the offering of a minimum of US$5,000,000 and a maximum of US$10,000,000 principal amount Convertible Debentures;

(aa)
“Patents” shall mean all patent rights and all right, title and interest in and to all letters patent or equivalent rights and applications including any reissue, extension, division, continuation, or continuation in part applications throughout the world and any patents issuing with respect to such applications.

(bb)	“Person” means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity;

(cc)
“Securities Commissions” means the securities commissions and regulatory authorities in each of the Selling Jurisdictions and the United States Securities and Exchange Commission and regulatory authorities in the individual states of the United States;

(dd)	"Selling Jurisdictions" shall have the meaning ascribed thereto in the first paragraph of this Agreement;

(ee)	"Series A Preferred Shares" means Series A Preferred Shares in the capital of the Corporation;

(ff)	"Series B Preferred Shares" means Series B Preferred Shares in the capital of the Corporation;

(gg)	"Series C Preferred Shares" means Series C Preferred Shares in the capital of the Corporation;

(hh)	“Subscriber” means any person who subscribes for Convertible Debentures and whose Subscription Agreement is accepted by the Corporation, and “Subscribers” means, collectively, all such persons;

(ii)	“Subscription Agreement” means a subscription agreement to be entered into between the Corporation and Subscribers including any amendments or addendums thereto;

(jj)	“Subscription Proceeds” means the aggregate gross proceeds received in respect of the sale of Convertible Debentures pursuant to the Offering;

(kk)	“Subsidiary” means a subsidiary of the Corporation within the meaning of the Business Corporations Act (Alberta) and “Subsidiaries” means all of them;

(ll)
“Technology” shall mean any algorithms, computer software (in source code and object code form), documentation, data and data bases, inventions and discoveries (whether or not patented or patentable), ideas, concepts, techniques, know-how, processes, methods, applications, know-how, content, technical information, engineering, production and other designs, drawings, schematics, specifications, formulas and all other technology or information existing anywhere in the world;

(mm)
“Third Party Intellectual Property Rights” shall mean the Intellectual Property Rights and Technology of Persons other than the Corporation that are used in or necessary to the business of the Corporation as presently conducted or as contemplated to be conducted;

(nn)	"Underlying Securities" means the Common Shares underlying the Convertible Debentures;

In this agreement, “misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws of the Province of Alberta; “distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Applicable Securities Laws of the Province of Alberta; and “distribute” has a corresponding meaning.

In this agreement, “to the best of the knowledge, information and belief of” or “to the best of its knowledge, information and belief” means, unless otherwise expressly stated, a statement of the declarant's knowledge of the facts or circumstances to which such phrase related, after having made due and applicable inquiries and investigations in connection with such facts and circumstances; and “to the best of the knowledge, information and belief of the Corporation” or “to the best of the Corporation's knowledge, information and belief” means, unless otherwise expressly stated, a statement as to the best knowledge of each of the directors and senior officers of the Corporation about the facts or circumstances to which such phrase related, after having made due and applicable inquiries and investigations in connection with such facts and circumstances.

2.	Corporation's Covenants as to Creation and Qualification

The Corporation covenants and agrees:

(a)
that the Convertible Debentures will be duly and validly created, authorized and issued pursuant to the terms of the Indenture and the Subscription Agreements and that the Underlying Securities, if and when issued upon the conversion of the Convertible Debentures, will be duly and validly issued as fully paid and non-assessable Common Shares of the Corporation;

(b)
that the Corporation will: (i) duly, punctually and faithfully perform all the obligations to be performed by it hereunder and under the Subscription Agreements; and (ii) as soon as reasonably possible, and in any event by the Closing Date, execute or procure the execution of all documents and use its best efforts to take or cause to be taken all steps as may be necessary or desirable to fulfill, to the satisfaction of Agent's counsel and Corporation's counsel, all legal requirements to enable the Convertible Debentures to be offered for sale and sold on a private placement basis in the Selling Jurisdictions through the Agent by way of the exemptions under Applicable Securities Laws of the Selling Jurisdictions as contemplated hereby; and

(c)
that, prior to the Closing Time, the Corporation shall allow the Agent the opportunity to conduct required due diligence, including, without limiting the generality of the foregoing, due diligence in relation to the operations and affairs of the Corporation and provide and cause to be provided to the Agent and the Agent's counsel reasonable access to the properties, senior management personnel, and corporate, financial, property and other records of the Corporation for the purposes of conducting such due diligence reviews. Without limiting the scope of the due diligence inquiries the Agent may conduct, the Corporation shall make available its directors and senior management and auditors to answer any questions which the Agent may have and to participate in one or more due diligence sessions to be held prior to Closing (collectively, the “Due Diligence Sessions”).

3.	Corporation's Covenants as to Changes

The Corporation covenants and agrees that:

(a)
during the period commencing with the date hereof and ending on the Closing Date, the Corporation will promptly inform the Agent of the full particulars of (i) any material change, (actual, anticipated or threatened) in the assets, liabilities (absolute, accrued, contingent or otherwise), business, operations, capital or condition (financial or otherwise) of the Corporation; and (ii) the occurrence of a material fact or event which, in any such case is, or may be, of such a nature to render any previous disclosure to the Agent untrue, false or misleading in any material respect; provided that if there is any reasonable doubt as to whether a material change, occurrence or event of the nature referred to in this subsection has occurred, the Corporation shall promptly inform the Agent of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Agent as to whether the occurrence is of such nature;

(b)
during the period commencing with the date hereof and ending sixty days after the Closing Date, the Corporation will promptly inform the Agent of the full particulars of: (i) any material request or inquiry of any Securities Commission for any information relating to the Offering, the distribution of the Common Shares, or the Corporation (or any of its directors or officers); (ii) the issuance by any Securities Commission or other securities commissions or similar regulatory authority or by any other competent authority of any order to cease or suspend trading or issuance of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose and (iii) the receipt by the Corporation of any communication from any Securities Commission or any other securities commission, securities regulatory authority, stock exchange or other regulatory authority relating to the Offering; and

(c)
during the period commencing on the date hereof and ending on the Closing Date, the Corporation will promptly provide to the Agent, for review by the Agent and the Agent's counsel, prior to filing, delivery or issuance: (i) any proposed document to be delivered to the shareholders of the Corporation; and (ii) any press release relating to the Corporation or the Offering.

4.	Corporation's Other Covenants

The Corporation covenants and agrees:

(a)	as to the following with respect to registration of securities of the Corporation:

(i)
Corporation Registration. At any time following twelve months from the Closing Date, the Subscribers shall be entitled to "piggyback" registration rights on all registrations of the Corporation or on any demand registrations of any other investor subject to the right, however, of the Corporation and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions, and subject to complete cutback in the case of the Corporation’s initial public offering. If the Subscribers are so limited, however, no party shall sell shares in such registration other than the Corporation or the Subscriber, if any, invoking the demand registration. In the event that the Corporation exercises its rights to convert the Debentures into Common Shares, no shareholder of the Corporation shall be granted registration rights pari passu with or senior to those rights granted to the Subscribers holding such Common Shares without the consent of the holders of 50% such Common Shares.

(ii)
Expenses. The Corporation shall bear registration expenses (exclusive of underwriting discounts and commissions) of all such demands, piggybacks and registrations on Form S-3 (including the expense of a single counsel to the selling shareholders, which counsel shall also be counsel to the Corporation unless there is a conflict of interest with respect to the representation of any selling shareholder or the underwriters otherwise object).

(iii)
Transfer of Rights. The registration rights may be transferred to (i) any partner or retired partner of any holder that is a partnership, (ii) any family member or trust for the benefit of any individual holder, or (iii) any transferee who acquires at least 100,000 Underlying Securities, provided the Corporation is given written notice thereof.

(iv)
Termination of Rights: The obligation of the Corporation under Section 4 shall not apply to any shares of the Corporation that are eligible for immediate resale pursuant to Rule 144(k) under the 1933 Act or are otherwise eligible for resale pursuant to Rule 144(k) within a period of three months.

(b)
that the Corporation shall make an application in the Province of Alberta for exemptive relief from the requirements of Applicable Securities Laws of the Canadian Selling Jurisdictions that the first trade by Canadian Subscribers in Convertible Debentures and Underlying Securities be exempt from the prospectus and registration requirements of the applicable Canadian Securities legislation and that, in the event such exemptive relief is not granted, the Corporation shall be required to file a prospectus or otherwise file any relevant application to become a reporting issuer in the Province of Alberta concurrently with or promptly following the completion of the Corporation's initial public offering in the United States, and in any event within eight months of the date of the Closing Date, and to maintain its reporting issuer status in the Province of Alberta for a period of two years thereafter; and

(c)
that the Corporation shall, prior to Closing, enter into acceptable agreements with each officer and employee of the Corporation governing non-disclosure of proprietary information and assignment of inventions to the Corporation; and

(d)
For a period from acceptance of this offer until 90 days following the Closing Date, the Corporation may not offer, or announce the offering of, make or announce any agreement to issue, sell or exchange debt instruments, Common Shares or securities convertible or exchangeable into Common Shares (other than grants of employee stock options to directors, officers, employees or consultants of the Corporation, that have been disclosed to the Agent prior to Closing Date and the issuance of Common Shares on the exercise of existing stock options), without the prior written consent of the Agent, such consent not to be unreasonably withheld.

The Agent agrees that the restriction set forth in this Section 4(d) shall not apply to: (i) the planned additional financing on substantially the terms disclosed in writing to the Agent with Merriman Curhan Ford and Company that may begin immediately after the Closing Date or other such time as the Corporation may see fit, including the preparation and filing of any applicable forms necessary to register its Common Shares in connection with such additional financing with the Securities and Exchange Commission; (ii) the proposed acquisition of IR Gurus; and (iii) the proposed acquisition of Evolved Games.

5.	Agent's Covenants

The Agent covenants and agrees with the Corporation that it will:

(a)
conduct activities in connection with this Agreement and the proposed offer and sale of the Convertible Debentures in compliance with all Applicable Securities Laws in the Selling Jurisdictions and the rules of the Investment Dealers Association of Canada;

(b)
not solicit subscriptions for Convertible Debentures, trade in Convertible Debentures or otherwise do any act in furtherance of a trade of Convertible Debentures outside of the Selling Jurisdictions, except in compliance with the applicable laws thereof in accordance with the terms and conditions of this Agreement, and obtaining the prior written consent of the Corporation, not to be unreasonably withheld; and provided such actions do not obligate the Corporation to take any action to qualify or register any of its securities or any trade in any of its securities obligate the Corporation to establish or maintain any office or director in such jurisdiction, or subject the Corporation to any reporting or other requirement in such jurisdiction.

(c)
obtain from each Subscriber an executed Subscription Agreement, including all applicable schedules and all applicable undertakings, questionnaires and other forms required under Applicable Securities Laws and supplied to the Agent by the Corporation for completion in connection with the distribution of the Convertible Debentures;

(d)
not advertise the proposed offering or sale of the Convertible Debentures in printed media of general and regular paid circulation, radio or television and not to make available for prospective purchasers of Convertible Debentures any document or material which would constitute or require the Corporation to prepare an offering memorandum or prospectus as defined under Applicable Securities Laws; and

(e)	file or cause to be filed the financing statements contemplated in Section 6.7 of the Indenture in respect of all Debentures issued pursuant hereto and provide a copy thereof to the Corporation.

6.	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Agent, and acknowledges that the Agent is relying upon such representations and warranties, that:

(a)
the Corporation and each of its Subsidiaries has been duly incorporated and is valid and subsisting under the laws of its jurisdiction of incorporation and has all requisite corporate authority and power to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its assets and properties;

(b)	the Corporation and each of its Subsidiaries is qualified to carry on business and is validly existing under the laws of each jurisdiction in which it carries on a material portion of its business;

(c)	other than 2WG Media, Inc. and Red Mile Entertainment, Pty, the Corporation has no Subsidiaries and the Corporation is not affiliated with nor is it a holding corporation of any other body corporate;

(d)	the Corporation owns all of the outstanding securities of 2WG Media, Inc. and Red Mile Entertainment, Pty, and Red Mile Entertainment, Pty does not carry on any active business;

(e)
the Corporation and each of its Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing and environmental legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies applicable to it in each jurisdiction in which it carries on business, and the Corporation and each of its Subsidiaries holds all material licences, registrations and qualifications in all jurisdictions in which it carries on its business which are necessary or desirable to carry on the business as now conducted and as presently proposed to be conducted, and all such licenses, registrations or qualifications are valid and existing and in good standing and none of such licenses, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation and its Subsidiaries (taken as a whole) as now conducted or as proposed to be conducted;

(f)
the Corporation has full corporate power and authority to enter into this Agreement , the Indenture and the Subscription Agreements and to perform its obligations set out herein and therein (including, without limitation, to cause the issuance of the Convertible Debentures and the Underlying Securities), and this Agreement has been, and the Subscription Agreements and the Indenture will on the Closing Date be, duly authorized, executed and delivered by the Corporation and this Agreement is, and the Subscription Agreements and the Indenture will on the Closing Date be, legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium, reorganization and other laws and equitable principles affecting creditors' rights generally, the statutory and equitable powers of the courts in Canada and the United States to stay proceedings before them and the execution of judgments and the fact that specific performance and injunctive relief are equitable remedies which may be ordered by a court in its discretion and, accordingly, may not be available as a remedy in an action to enforce a covenant and subject to the fact that the rights to indemnity, contribution and waiver set forth herein may be limited by applicable laws or the public policy underlying such laws;

(g)
the Underlying Securities have been reserved and allotted for issuance and when issued upon the conversion of the Convertible Debentures will be validly issued, fully paid and non-assessable Common Shares;

(h)	the definitive forms of certificates representing the Convertible Debentures and the Common Shares are in due and proper form under the laws governing the Corporation;

(i)
the authorized capital of the Corporation consists solely of 100,000,000 Common Shares and 15,000,000 Preferred Shares of which, as at the Closing Date (prior to the issuance of Shares on the Closing Date), 25,436,506 Common Shares, No Series A Preferred Shares, 2,536,000 Series B Preferred Shares and 1,298,860 Series C Preferred Shares are issued and outstanding, which shares are validly issued, fully paid and non-assessable;

(j)
neither the Corporation nor its Subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Corporation or its Subsidiaries and applicable laws, indemnities in favour of the Agent pursuant to this Agreement, indemnities in favour of purchasers of assets in purchase and sale agreements and indemnities and guarantees in favour of the bankers of the Corporation) or any other like commitment of the obligations, liabilities (contingent or otherwise) of indebtedness of any other person;

(k)
other than this Agreement, the Subscription Agreements, the Indenture and the agreements set forth in Schedule 6(k) hereto, there are no material contracts or agreements which have or which might have or create any material obligation to the Corporation or from which they derive or could derive any material benefit or which are required by the Corporation to carry on its business as now conducted by it or as is now proposed to be carried on by it. For the purposes of this representation and warranty, contracts shall be deemed to give rise to a material obligation where such contract provides for expenditures by the Corporation for an aggregate of more than $100,000 during any 12 month period;

(l)
other than accrued and unpaid bonuses in the amount of US$165,999, the Corporation has no loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm's length with the Corporation;

(m)
except for transactions contemplated herein and except as otherwise disclosed in writing to the Agent prior to the date hereof, the Corporation has not entered into any transaction which is or may reasonably be expected to be material to the Corporation and which is not in the ordinary course of business;

(n)
the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this Agreement and the Subscription Agreements by the Corporation or any of the transactions contemplated hereby or thereby, does not and will not result in any breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of the articles, by-laws or resolutions of shareholders or directors of the Corporation, or any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Corporation, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation, or its assets;

(o)
the Agent has been provided with true and correct copies of the constating documents of the Corporation and minutes of all meetings and all the resolutions of the directors, shareholders and committees of the Corporation;

(p)
there has not been any material adverse change in the consolidated capital, assets, liabilities (absolute, accrued, contingent or otherwise) of the Corporation from the position set forth in the Financial Statements (other than as has been disclosed in writing to the Agent prior to the date hereof or as set out herein);

(q)
the books of account and other records of the Corporation, whether of a financial or accounting nature or otherwise, have been maintained in all material respects in accordance with prudent business practices;

(r)
there has not been any material adverse change in the business, operations, capital or condition (financial or otherwise) or results of the operations of the Corporation since the date of the Financial Statements and since that date there have been no material facts, transactions, events or occurrences which, to the knowledge of the Corporation could materially adversely affect the consolidated capital, assets, liabilities (absolute, accrued, contingent or otherwise), business, operations or condition (financial or otherwise) or results of the operations of the Corporation which have not been disclosed in writing to the Agent prior to the date hereof;

(s)
the Financial Statements fairly present, in all material respects and in accordance with generally accepted accounting principles in the United States consistently applied, the financial position and condition of the Corporation as at the dates thereof and reflect all liabilities (absolute, accrued, contingent or otherwise) of the Corporation as at the dates thereof;

(t)
to the knowledge of the Corporation, after due inquiry, there have not occurred any material spills, emissions or pollution on any property of the Corporation or for which the Corporation may be responsible, nor is the Corporation the subject of any outstanding stop orders, control orders, clean-up orders or reclamation orders under applicable environmental laws and regulations;

(u)
to the best of the knowledge of the Corporation, no other party is in default in the observance or performance of any term or obligation to be performed by it under any contract to which the Corporation is a party or by which they are bound which is material to the business of the Corporation, no event has occurred which with notice or lapse of time or both would directly or indirectly constitute such a default, in any such case which default or event would reasonably be expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation;

(v)	there are no judgments against the Corporation which are unsatisfied, nor are there any consent decrees or injunctions to which the Corporation is subject;

(w)
the information and statements set forth in the Documents as at the date hereof, as they relate to the Corporation, are true, correct, and complete and did not contain any misrepresentation as of the respective dates of such information or statements, and, except as has been disclosed to the Agent, no material change (as defined in Applicable Securities Laws of the Alberta) has occurred in relation to such information and statements since the respective dates of such information and statements;

(x)
other than the securities issued or to be issued pursuant to the Offering, no person, firm, corporation or other entity holds any securities convertible or exchangeable into shares of the Corporation or now has any agreement, warrant, option, right or privilege (whether contractual or pre-emptive) being or capable of becoming an agreement, warrant, option or right for the purchase or other acquisition of any unissued share, securities (including convertible securities) or warrants of the Corporation except for warrants and options to purchase an aggregate of not more than 14,753,122 Common Shares and except for 3,834,860 Common Shares issuable on the conversion of Series B Preferred Shares and Series C Preferred Shares;

(y)
the Corporation has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation and, to the best of the Corporation's knowledge, information and belief, after due inquiry, there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(z)
except as disclosed in the Financial Statements (i) the Corporation has no outstanding liabilities in excess of $10,000 other than those set forth in Schedule 6(z), and (ii) there are no actions, suits, proceedings or inquiries in existence or, to the Corporation's knowledge, after due inquiry, pending or threatened against or affecting the Corporation at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affects, or could reasonably be expected in any way to materially adversely affect, the business, operations, capital or condition (financial or otherwise) of the Corporation, or any of its assets or which affects or may affect the distribution of the Convertible Debentures or Underlying Securities and the Corporation is not aware of any existing ground on which such action, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;

(aa)
other than the Agent, there is no person, firm or corporation acting or purporting to act for the Corporation entitled to any brokerage or finder's fee or other fee or commission in connection with the Offering, this Agreement or any of the transactions contemplated hereby;

(bb)
no Securities Commission or any other securities commission or similar regulatory authority has issued any order which is currently outstanding ceasing, halting, suspending or preventing other trading in any securities of the Corporation, no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened, the Corporation is not in default of any requirement of Applicable Securities Laws and the Corporation is entitled to avail itself of the applicable prospectus exemptions available under the Applicable Securities Laws in respect of the trades in its securities to Subscribers as contemplated by this Agreement;

(cc)	the Corporation is not a “reporting issuer” in Canada and no securities of the Corporation are listed on any stock exchange;

(dd)	the Debenture Trustee, at its principal offices in the City of Calgary, has been appointed Debenture Trustee for the Convertible Debentures;

(ee)	to the knowledge of the Corporation, other than has been disclosed to the Agent, no insider of the Corporation has any present intention to sell any securities of the Corporation;

(ff)
except as have been provided to the Agent as at the date hereof, the Corporation is not a party to any contracts of employment which may not be terminated on one month's notice or which provide for payments occurring on a change of control of the Corporation;

(gg)	other than leases of the Corporation with respect to its office premises, the Corporation does not own or lease nor has it agreed to acquire or lease, any interest in real property;

(hh)
to the knowledge of the Corporation, no officer, director or securityholder of the Corporation is subject to any limitations or restrictions on their activities or investments, including any non-competition provisions, that would in any way restrict or limit their involvement with the Corporation or the business and affairs of the Corporation;

(ii)
all filings by the Corporation pursuant to which the Corporation has received or is entitled to receive government incentives, have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to the Corporation or previously accrued on the accounts thereof to be recovered or disallowed;

(jj)
the written responses given by the Corporation and the directors, officers or employees of the Corporation to the questions circulated to the Corporation or asked at the Due Diligence Sessions shall be true and correct in all material respects as at the time such responses are given and at the Closing Time and such responses taken as a whole shall not omit any fact or information necessary to make any of the responses not misleading in light of the circumstances in which those responses where given;

(kk)
to its knowledge, neither the Corporation nor any of its shareholders is a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Corporation;

(ll)	the representations and warranties made by the Corporation in the Subscription Agreements are, or will at the Closing Date be, true and correct as of the date at which they are made;

(mm)
the Corporation either exclusively owns or has the valid right to use all Corporation Intellectual Property Rights, Corporation Technology and all Third Party Intellectual Property Rights (and, to the knowledge of the Corporation, no third party, including any past or present employee or contractor of the Corporation, owns or has any ownership interest in any Corporation Intellectual Property Rights or Corporation Technology that are not Third Party Intellectual Property Rights of the Corporation);

(nn)
to the best knowledge of the Corporation, neither the Corporation Intellectual Property Rights nor the conduct of the business of the Corporation as presently conducted or reasonably currently contemplated to be conducted uses or discloses in an unauthorized manner, infringes, or constitutes a misappropriation of any Intellectual Property Right or Technology of any Person;

(oo)
none of the Corporation Intellectual Property Rights or Corporation Technology are the subject of any interference, re-examination, cancellation, or opposition proceeding, or any currently pending or to the knowledge of the Corporation threatened, suit, action, or proceeding arising out of an alleged right of any Person with respect to any Intellectual Property Right or Technology;

(pp)
the Corporation Intellectual Property Rights are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Corporation Intellectual Property Rights. All registrations and filings necessary to preserve the rights of the Corporation in and to the Corporation Intellectual Property Rights have been made;

(qq)
the Corporation has not received any oral, written, or other communication that the Corporation is using or disclosing in an unauthorized manner, infringing, or misappropriating the alleged right of any Person with respect to any Intellectual Property Right, other than as set forth in Schedule 6(qq);

(rr)	other than as set forth in Schedule 6(qq), to the knowledge of the Corporation, there is no:

(i)
claim of adverse ownership or invalidity or other opposition to or conflict with any of the Corporation Intellectual Property Rights or Corporation Technology nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Corporation relating to the Corporation Intellectual Property Rights or Corporation Technology; or

(ii)
claim that any products manufactured, produced, used or sold by the Corporation or any process, method, packaging, advertising, or material that the Corporation employs in the manufacture, marketing, or sale of any such product, or the use of any of the Corporation Intellectual Property Rights or Corporation Technology breaches, violates, infringes or interferes with any rights of any Person or requires payment for the use of any Intellectual Property Right, know-how or Technology of another Person;

(ss)
other than as set forth in Schedule 6(ss), none of the Corporation Intellectual Property Rights or Corporation Technology are subject to any proceeding that restricts in any manner the use, transfer or licensing thereof by the Corporation or that may affect the validity, use or enforceability of the Corporation Intellectual Property Rights or Corporation Technology; provided that nothing herein applies to the prosecution (except for any interference or opposition proceeding) of any Corporation Intellectual Property Rights in the U.S. Patent and Trademark Office or any other government office; and

(tt)
the Corporation has maintained and continues to maintain a system to safeguard and maintain the secrecy and confidentiality of and its proprietary rights in all of the material Corporation Intellectual Property Rights and Corporation Technology not otherwise protected by patents, patent applications, or copyright or trademark law. Without limitation on the generality of the foregoing, (i) any disclosures to third parties of trade secrets that are material to the operation of the Corporation’s business have been pursuant to executed written confidentiality agreements, (ii) the Corporation has obtained confidentiality and inventions assignment agreements, in one or more forms, that have protections and conditions, from all of the past and present employees and independent contractors of the Corporation involved in the creation or development of the Corporation Intellectual Property Rights and Corporation Technology that are material to the operation of the business of the Corporation, (iii) to the knowledge of the Corporation, there has been no breach or violation of any secrecy or confidentiality commitments of any person in respect of any material confidential information of the Corporation, and (iv) the measures taken by the Corporation to protect the proprietary and non-public aspects of the Corporation’s processes and methodology are reasonably designed to adequately prevent third parties from using any such aspects of such products, without the approval of the Corporation. No Person who has performed services related to the Corporation business has any right, title or interest in any Corporation Intellectual Property Rights or Corporation Technology.

7.	Conditions

The obligations of the Agent hereunder shall be conditional upon the Agent receiving, and the Agent shall have the right on the Closing Date or on each Closing Date if there is more than one closing, on behalf of Subscribers to withdraw all Subscription Agreements delivered and not previously withdrawn, unless the Agent receives, on or prior to the Closing Date:

(a)
a legal opinion of the Corporation's counsel addressed to the Agent, the Agent's counsel and the Subscribers in form and substance reasonably satisfactory to the Agent, with respect to such matters as the Agent may reasonably request relating to the offering, issuance and sale of the Convertible Debentures, including, without limitation, that as at the Closing Date:

(i)
the Corporation is valid and subsisting under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted by it and to own its assets and is qualified to carry on business under the laws of each jurisdiction in which it carries on a material portion of its business;

(ii)
the Corporation has full corporate power and authority to enter into this Agreement, the Indenture, the Security Agreement and the Subscription Agreements and to perform its obligations set out herein and therein, and this Agreement has been and the Security Agreement, the Subscription Agreements and the Indenture will, on the Closing Date, be duly authorized, executed and delivered by the Corporation and constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other laws and equitable principles affecting creditors' rights generally, the statutory and equitable powers of the courts in Canada or the United States to stay proceedings before them and the execution of judgments and the fact that specific performance and injunctive relief are equitable remedies which may be ordered by a court in its discretion and, accordingly, may not be available as a remedy in an action to enforce a covenant and subject to the fact that the rights to indemnity, contribution and waiver set forth herein may be limited by applicable laws or the public policy underlying such laws;

(iii)
the execution and delivery of this Agreement, the Indenture, the Security Agreement and the Subscription Agreements and the fulfillment of the terms hereof or thereof by the Corporation and the performance of and compliance with the terms of this Agreement, the Indenture, the Security Agreement and the Subscription Agreements by the Corporation do not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under:

A.	any applicable laws of the States of New York or Delaware or the federal laws of the United States applicable therein;

B.	any term or provision of the articles, by-laws or resolutions of the directors or shareholders of the Corporation;

C.
of which the Corporation's counsel is aware, any of the terms or provisions of any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound on the Closing Date; or

D.	of which Corporation’s counsel is aware, any judgment, decree or order applicable to the Corporation,

which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation or its properties or assets.

(iv)
the form and terms of the certificates representing the Convertible Debentures have been approved and adopted by the board of directors of the Corporation and conform with applicable law and the constating documents of the Corporation;

(v)
the Common Shares to be issued on conversion of the Convertible Debentures have been reserved and allotted for issuance and, when issued upon conversion of the Convertible Debentures will be validly issued, fully paid and non-assessable Common Shares of the Corporation;

(vi)
all Applicable Securities Laws of the Selling Jurisdictions and the United States of America in connection with the creation, offering, issuance and sale of the Convertible Debentures and Underlying Securities have been complied with by the Corporation and no registration under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), is required for the offer and sale of the Convertible Debentures and the issuance of the Underlying Securities upon conversion of the Convertible Debentures, assuming distribution by the Corporation in compliance with the relevant provisions of such Applicable Securities Laws;

(vii)
The Security Agreement creates a valid security interest in the Collateral in favor of the Debenture Trustee for the benefit of the Debentureholders to secure the Obligations (as such term is defined in the Security Agreement). Under Article 9 of the Uniform Commercial Code as enacted in the State of New York (the “UCC-NY”), while a debtor is “located” in a jurisdiction, the local law of that jurisdiction governs perfection of a security interest granted by such debtor which can be perfected by the filing of a Uniform Commercial Code financing statement. Under the UCC-NY, the Corporation is “located” in the State of Delaware and the Uniform Commercial Code in effect in the State of Delaware (the “UCC-DE”) governs perfection of a security interest granted by such Company which can be perfected by the filing of a Uniform Commercial Code financing statement in the office of the Secretary of State of the State of Delaware. The Financing Statement is sufficient in form to perfect a security interest of the Debenture Trustee in the Collateral, to the extent a security interest in such Collateral may be perfected under the UCC-DE by filing a financing statement with the Secretary of State of Delaware. Upon proper filing of the Financing Statement with the Secretary of State of Delaware, the Debenture Trustee will have a perfected security interest in the Collateral to the extent that a security interest can be perfected therein by the filing of a financing statement with the Secretary of State of Delaware.

(viii)
The choice of Alberta law to govern this Agreement, the Indenture and the Subscription Agreements and the choice of New York law to govern the Security Agreement are valid choices of law under the laws of the States of Delaware and New York and the Province of Alberta and will accordingly be applied by courts in such jurisdictions.

(ix)
The State of New York has enacted the Uniform Foreign Country Money Judgments Recognition Act, which appears in the Consolidated Laws of New York at Sections 5301 to 5309. Under those Sections, a judgment of a foreign state granting or denying recovery of a sum of money, other than a judgment for (a) taxes, or (b) a fine or other penalty, or (c) in matrimonial or family matters, is conclusive between the parties to the extent that it grants or denies recovery of a sum of money, and the foreign judgment is enforceable in the same manner as the judgment of another state which is entitled to full faith and credit but is not conclusive under certain circumstances listed in the statute. In particular, we note that Section 5305(a)(3) of Consolidated Laws of New York provides that a foreign judgment shall not be refused recognition for lack of personal jurisdiction if the defendant prior to the commencement of the proceedings had agreed to submit to the jurisdiction of the foreign court with respect to the subject matter involved. We also note that the Corporation has agreed to the submission to the jurisdiction of the courts of Alberta under this Agreement, the Indenture and the Subscription Agreements. We are aware of no statutory or judicial authority under New York law that would suggest that the Corporation’s submission to the jurisdiction of the courts of Alberta under such documents would not be given effect in New York.

and additionally relating to:

(i)	the distribution of the Underlying Securities issuable on conversion of the Convertible Debentures;

(ii)	the first trade in the Convertible Debentures and the Common Shares issuable on conversion of the Convertible Debentures; and

(iii)	the authorized and issued capital of the Corporation;

and as to all other legal matters, in any way connected with the Offering and issuance, sale and delivery of the Convertible Debentures as the Agent may reasonably request.

It is understood that the Corporation's counsel may rely on the opinions of local counsel acceptable to it as to matters governed by the laws of jurisdictions other than the jurisdiction of residence of such counsel and on certificates of officers of the Corporation and public officials as to relevant matters of fact.

(b)
a certificate of the Corporation dated the Closing Date, addressed to the Agent and signed on the Corporation's behalf by its President or such other officer or director of the Corporation satisfactory to the Agent, acting reasonably, certifying that:

(i)
the Corporation has complied with and satisfied in all material respects all covenants and conditions of this Agreement on its part to be complied with or satisfied at or prior to the Closing Time except to the extent same have been waived by the Agent;

(ii)
the representations and warranties of the Corporation set forth in this Agreement and, where applicable, in the Subscription Agreements are true and correct in all material respects at the Closing Time, as if made at such time;

(iii)	no event of a nature referred to in subsection 12(b)(i), (iii), (vi) or (ix) has occurred since the date of this Agreement or to the knowledge of such officer is pending, contemplated or threatened;

(iv)
the Corporation has made and/or obtained, at or prior to the Closing Time, all necessary filings, approvals, consents and acceptances under Applicable Securities Laws, and under any applicable agreement or document to which the Corporation is a party or by which it is bound in respect of the execution and delivery of this Agreement and the offering and sale of the Convertible Debentures and the consummation of the transactions contemplated hereby; and

(v)
no order suspending the sale or ceasing the trading of securities of the Corporation has been issued and no proceedings for that purpose have been instituted or are pending or to the knowledge of such officer are threatened under Applicable Securities Laws;

(c)
definitive certificates for the Convertible Debentures subscribed for pursuant to the Offering, registered in such name or names as the Agent shall notify the Corporation in writing not less than 24 hours prior to the Closing Time, provided such certificates registered in such names may, subject to receipt by the Corporation, be delivered in advance of the Closing Date to the Agent or such other parties in such locations as the Agent may direct and the Agent and the Corporation may agree upon;

(d)	executed copies of the Subscription Agreements in form and substance reasonably satisfactory to the Agent and the Agent's counsel;

(e)
payment of all commissions payable by the Corporation to the Agent pursuant to section 8 and all expenses payable by the Corporation pursuant to section 9, provided that such payment may be made by deducting such fees and expenses from the gross proceeds of the Offering in accordance with Section 10(b); and

(f)	such other matters as may be reasonably requested by the Agent.

The foregoing conditions are for the sole benefit of the Agent and may be waived in whole or in part by the Agent at any time and without limitation, and the Agent shall have the right, if any of the foregoing conditions are not met, on behalf of potential Subscribers, to withdraw all Subscription Agreements delivered and not previously accepted by the Corporation or withdrawn or rescinded by such persons. If any of the foregoing conditions are not met on or before the Closing Date, the Agent may terminate its obligations under this Agreement without prejudice to any other remedies it may have.

8.	Agent’s Commission

On the Closing Date, the Corporation agrees to pay to the Agent a commission equal to 6.0% of the gross proceeds raised from the sale of the Convertible Debentures.

9.	Expenses

Whether or not the transactions contemplated herein shall be completed, the Corporation agrees to pay all reasonable costs and expenses of or incidental to the Offering, including, without limitation, all reasonable costs and expenses related to the preparation, filing and reproduction of documents and the out-of-pocket expenses of the Agent including the reasonable fees, disbursements and expenses incurred by the Agent's counsel (to a maximum of US$50,000) relating to the transactions contemplated herein.

10.	Closing

The issue and sale of the Convertible Debentures shall be completed at the Closing Time at the offices of the Corporation's counsel or at such other place as the Corporation and the Agent may agree. Subject to the conditions set forth in section 7, the Agent, on the Closing Date, shall deliver to the Corporation:

(a)	all executed Subscription Agreements; and

(b)
via wire transfer, United States funds in an amount equal to the aggregate gross subscription price of all subscriptions delivered to and accepted by the Corporation less the fees and expenses set forth in sections 8 and 9 hereof, against delivery by the Corporation to the Agent of the certificates, opinions and documents set forth in section 7 hereof.

The Corporation may not reject any properly completed Subscription Agreement, unless (i) the issuance of Convertible Debentures would breach Applicable Securities Laws or (ii) the aggregate of the number of Convertible Debentures subscribed for pursuant to all Subscription Agreements tendered by the Agent exceeds $10,000,000.

11.	Waiver

The Agent may waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, covenant, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, covenant, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, covenant, term or condition hereof, provided that any such waiver or extension shall be binding on the Agent only if the same is in writing.

12.	Termination Events

(a)
All representations, warranties, covenants, terms and conditions of this Agreement shall be construed as conditions, and any material breach or failure to comply with any such representation, warranty, covenant, term or condition shall entitle the Agent to terminate its obligation to distribute the Convertible Debentures by written notice to that effect given to the Corporation prior to the Closing Date.

(b)
In addition to any other remedies which may be available to the Agent, the Agent shall be entitled, at its option, to terminate and cancel its obligations under this Agreement if, prior to the Closing Time on the Closing Date:

(i)
any inquiry, investigation (whether formal or informal) or other proceeding is announced or commenced by any Securities Commission or similar regulatory authority, or any order is issued in relation to the Corporation, any of its affiliates, or any of its directors or officers or any of the Corporation's securities or any order is issued under or pursuant to any statute of Canada or the United States or of any of the provinces of Canada or states of the United States, or any other applicable law or regulatory authority (unless based on the activities or alleged activities of the Agent or its sub-agents); or

(ii)
there is any change of law, regulation or policy or the interpretation or administration thereof, which, in the reasonable opinion of the Agent, prevents or restricts trading in or the distribution of the Convertible Debentures or Common Shares or has or would be expected to have a material adverse effect on the market price or value of or the investment quality or marketability of the Convertible Debentures or Common Shares; or

(iii)
there shall occur an event, fact or circumstance, (actual, contemplated or threatened), which constitutes a material change or any change in a material fact or a development that could result in a material change or change in a material fact in respect of the business, operations, capital, condition (financial or otherwise), properties, assets, liabilities, obligations or affairs of the Corporation which, in the reasonable opinion of the Agent, could reasonably be expected to prevent or restrict trading in or the distribution of the Convertible Debentures or Common Shares or has or would reasonably be expected to have a material adverse effect on the market price or value of or the investment quality or marketability of the Common Shares or Convertible Debentures; or

(iv)
the state of the financial markets or the market for video games or any aspects thereof including federal, provincial or state tax laws applying thereto become such that in the opinion of the Agent (A) the Convertible Debentures or Common Shares cannot be profitably marketed; or (B) the advantages or risk of investing in the Convertible Debentures or Common Shares has been materially adversely altered; or

(v)
there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, acts of hostility or escalation thereof or any other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, or any law or regulation (including federal, provincial or state taxation laws) is enacted or changed which, in the sole opinion of the Agent, acting reasonably, materially adversely affects, or involves, or could reasonably be expected to materially adversely affect or involve, the financial markets generally or the business, operations, affairs, assets, liabilities (contingent or otherwise), capital or control of the Corporation or the market price or value of the Convertible Debentures or Common Shares; or

(vi)	the Corporation shall be in breach of, default under or non-compliance with any material representation, warranty, term or condition of this Agreement or the Subscription Agreements; or

(vii)
the Agent discovers any facts or matters with respect to the Corporation or the insiders of the Corporation pursuant to the Agent's due diligence review or otherwise that are not satisfactory to the Agent, acting reasonably; or

(viii)
the Agent shall determine that the responses provided by the Corporation at the Due Diligence Sessions contained information which would have, in the sole opinion of the Agent, acting reasonably, a material adverse effect on the market price or value of the Common Shares or Convertible Debentures; or

(ix)
any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Common Shares or Convertible Debentures is made, or proceedings are announced or commenced for the making of, any such order, by any Securities Commission, any other securities commissions or similar regulatory authority, and has not been rescinded, revoked or withdrawn within two business days;

in any of which cases the Agent shall be entitled, at its option, to terminate and cancel its obligations to the Corporation under this Agreement and the obligations of any purchaser under any Subscription Agreement by written notice to that effect given to the Corporation prior to the Closing. In the event of any such termination, the Corporation's liabilities to the Agent shall be at an end except for any liability of the Corporation provided for in this Agreement which by its terms survives termination.

(c)
The Agent may exercise any or all of the rights provided for in section 7 or subsections 12(a) or 12(b) notwithstanding any material change, change, event or state of facts and notwithstanding any act or thing taken or done by the Agent or any inaction by the Agent, whether before or after the occurrence of any material change, including, without limitation, any act of the Agent related to the Offering or continued offering of the Convertible Debentures for sale other than any unlawful act relating solely to the Agent and the Agent shall only be considered to have waived or be estopped from expressing or relying upon any of their rights under or pursuant to section 7 or subsections 12(a) or 12(b) if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

(d)
Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered by the Agent to the Corporation; provided that no termination shall discharge or otherwise affect any obligation of the Corporation under section 9 and sections 14 through 23. The rights of the Agent to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

13.	Survival

All representations, warranties, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall not merge on the completion of the transactions contemplated hereby or the termination of this Agreement, but shall survive and continue in full force and effect for the benefit of the Agent and the Subscribers for a period of two years from the Closing Date regardless of any investigation by or on behalf of the Agent with respect thereto.

14.	Indemnity

(a)
The Corporation shall indemnify and save each of the Indemnified Persons harmless from and against any and all losses (other than loss of profits or commissions), claims, damages, liabilities, demands, expenses (including reasonable fees and disbursements of counsel) or costs (collectively “Claims”) which any of the Indemnified Persons may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(i)
any information or statement contained in the Subscription Agreements or the Documents which is or is alleged to be untrue or misleading or which omits or is alleged to omit to provide any information or state any fact the omission of which makes or is alleged to make the statement untrue or misleading in light of the circumstances in which it was made; or

(ii)
any misrepresentation or alleged misrepresentation contained in the Subscription Agreements or the Documents, except a misrepresentation which is based upon information relating to the Agent and furnished by the Agent or Agent’s counsel expressly for inclusion in such documents; or

(iii)	any order, inquiry or investigation of the type referred to in subsection 12(b)(i); or

(iv)
any prohibition or restriction in trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Offered Shares imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subsection 14(a)(ii); or

(v)
any misrepresentation or alleged misrepresentation contained in any of the responses to the Agent by the Corporation or any directors, officers or employees of the Corporation in the Due Diligence Sessions; or

(vi)	any breach of, default under or non-compliance by the Corporation with any representation, warranty, term or condition of this Agreement or any requirement of Applicable Securities Laws.

(b)
The rights of indemnity contained in this section 14 shall not apply to any Claim to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or regulatory authority in a final ruling from which no appeal can be made shall determine that such Claim resulted from the gross negligence, fraud or wilful misconduct of the person claiming indemnity.

(c)
The Corporation hereby waives its rights to recover contribution from the Agent and any Indemnified Persons with respect to any liability of the Corporation by reason of or arising out of any misrepresentation contained in any of the documents referred to in subsection 14(a) provided, however, that such waiver shall not apply to misrepresentations relating solely to the Agent contained in any of the documents referred to in subsection 14(a) and furnished to the Corporation by the Agent expressly for inclusion in such document or to any Claim to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or regulatory authority in a final ruling from which no appeal can be made shall determine that such Claim resulted from the gross negligence, fraud or willful misconduct of the person claiming indemnity.

(d)
The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any governmental commission, regulatory authority, exchange, court or other authority and an Indemnified Person or other representative of the Agent shall be required to testify or respond to procedures designed to discover information regarding, in connection with or relating to the performance of professional services rendered to the Corporation by the Agent, the Corporation shall be responsible to pay the Agent the reasonable costs (including an amount to reimburse the Indemnified Person for the reasonable time spent by its personnel in connection therewith on a per diem basis and all reasonable out of pocket expenses) in connection therewith.

(e)
Promptly after receipt of notice of the commencement or threatened commencement of any legal proceeding of the type described or referred to above against an Indemnified Person, such Indemnified Person shall notify the Corporation in writing of the commencement thereof and, throughout the course thereof, shall provide copies of all relevant documentation to the Corporation, will keep the Corporation advised of the progress thereof and will discuss with the Corporation all significant actions proposed. The omission so to notify the Corporation shall not relieve the Corporation of any liability which the Corporation may have to the Indemnified Person provided that any such delay in or failure to give notice as herein required does not materially prejudice the defence of the legal proceedings or investigation and does not result in any material increase in the liability which the Corporation would otherwise have under this indemnity had the Indemnified Person not so delayed in or failed to give the notice herein required.

(f)	The Corporation shall have the right to assume the carriage of the defence of any such legal proceeding or investigation on behalf of the Indemnified Person unless:

(i)
the Indemnified Person has been advised in writing by its counsel that by so doing there is a substantial risk of a conflict of interest between the position of the Indemnified Person and the Corporation's position as to the conduct of the defence thereof; or

(ii)
the Corporation has failed to undertake a defence of such legal proceeding or investigation or appoint counsel reasonably acceptable to the Indemnified Person within ten days from the date that notice of the action has been first received by the Corporation.

The reasonable fees and expenses of counsel for the Indemnified Person in either of the circumstances described in subsection 14(f)(i) or subsection 14(f)(ii) above shall be for the account of and shall be paid by the Corporation; it being understood, however, that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Persons. Neither the Corporation nor the Indemnified Person may effect settlement of the action without the other's prior written consent.

(g)
It is the intention of the Corporation to constitute the Agent as trustee for the Indemnified Persons for the purposes of this section 15 and the Agent agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

(h)	No admission of liability and no settlement of any proceeding shall be made without the consent of the Indemnified Persons affected, such consent not to be unreasonably withheld.

15.	Right of Contribution

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is (in whole or in part), for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Offered Shares), costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) to which they may be subject or which they may suffer or incur:

(a)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand and by the Agent on the other hand from the offering of the Offered Shares; or

(b)
if the allocation provided by subsection 15(a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subsection 15(a) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statement, omission, misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing which resulted in such Claims, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Agent, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the Offering received by the Corporation (net of fees but before deducting expenses) bear to the commission and fees received by the Agent.

The amount paid or payable by an Indemnified Person as a result of Claims referred to above shall, without limitation, include any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such Claims, whether or not resulting in any action, suit, proceeding or claim.

The Corporation agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding sections. The rights to contribution provided in this section 15 shall be in addition to, and without prejudice to, any other right to contribution which the Agent may have.

Any liability of the Agent under this section 15 shall be limited to the amounts payable to the Agent pursuant to sections 8 and 9 hereof.

16.	Notices

Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to:

Red Mile Entertainment Inc.
4000 Bridgeway, Suite 101
Sausalito, California 95965

Attention: Mr. Chester P. Aldridge
Facsimile No.: (415) 339-4250

with a copy to:

Hank Gracin, Esq.
Lehman & Eilen LLP
Mission Bay Office Plaza
20283 State Road 7, Suite 300
Boca Raton, FL  33498
Tel:  (561) 237-0804
Fax: (561) 237-0803

and in the case of notice to be given to the Agent, addressed to:

J. F. Mackie & Company Ltd.
Suite 1550, 335-8th Avenue S.W.
Calgary, Alberta T2P 1C9

Attention: J. Scott Riddell
Facsimile No.: (403) 218-6377

with a copy to:

Heenan Blaikie LLP
Barristers and Solicitors
1200, 425-1st Street S.W.
Calgary, Alberta T2P 3L8

Attention: Tim D. Sweeney
                Facsimile No.: (403) 234-7987

or to such other address as the party may designate by notice given to the others. Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee, and:

(a)
a communication which is personally delivered shall, if delivered before 4:30 p.m. (local time) on a business day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first business day following the day on which it is delivered; and

(b)
a communication which is sent by facsimile transmission shall, if sent on a business day before 4:30 p.m. (local time), be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first business day following the day on which it is sent.

17.	Trust

The Corporation hereby constitutes the Agent as trustee for the Subscribers in respect of the benefit to the representations, warranties and covenants of the Corporation set forth in this Agreement and the Subscription Agreements.

18.	Severance

If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

19.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each of the parties hereto irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta.

20.	Time of the Essence

Time shall be of the essence of this Agreement.

21.	Currency

In this Agreement, references to dollars, "$" or "USD $" are to United States dollars .

22.	Counterpart Execution

This Agreement may be executed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement. The parties hereto shall be entitled to rely on delivery of a facsimile copy of this executed agreement and such facsimile copy shall be legally effective to create a valid and binding agreement.

23.	Entire Agreement

It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Agent and the Corporation with respect to the issuance of Convertible Debentures by the Corporation.

24.	United States Securities Law Considerations

(a)	The Corporation represents, warrants, covenants and agrees to and with the Agent that:

(i)	it is not required to register as an “investment company” pursuant to the provisions of the United States Investment Company Act of 1940, as amended;

(ii)
for so long as any of the Convertible Debentures or Underlying Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act, it shall either file reports and other information with the SEC under Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended, or provide to any holder of Convertible Debentures or Underlying Securities and any prospective purchaser of Convertible Debentures or Underlying Securities designated by such holder, upon the request of such holder, the information required to be provided by paragraph (d)(4) of Rule 144A under the U.S. Securities Act;

(iii)
none of it, its affiliates or any person acting on its or their behalf has engaged or will engage in any Directed Selling Efforts with respect to the Convertible Debentures or Underlying Securities; and

(iv)
it shall refuse to register any transfer of the Convertible Debentures and Underlying Securities not made in accordance with the provisions of Regulation S under the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an exemption from the registration requirements of the U.S. Securities Act.

(b)	The Agent represents, covenants and agrees to and with the Corporation that:

(i)
it acknowledges that the Convertible Debentures and Underlying Securities have not been and will not be registered under the U.S. Securities Act and may not be offered or sold within the United States. It has not offered or sold, and will not offer or sell, any of the Convertible Debentures in the United States, and has offered and sold Convertible Debentures and Underlying Securities outside the United States only pursuant to Rule 903 of Regulation S under the U.S. Securities Act;

(ii)
it has not entered and will not enter into any contractual arrangement with respect to the distribution of the Convertible Debentures, except with its “affiliates”( as such term is defined in Rule 405 under the U.S. Securities Act) or with the prior written consent of the Corporation;

(iii)	none of it, its affiliates or any person acting on its or their behalf has engaged or will engage in any Directed Selling Efforts with respect to the Convertible Debentures or Underlying Securities;

(iv)
it acknowledges that certificates representing the Convertible Debentures and Underlying Securities will bear a legend to the effect that the Convertible Debentures and Underlying Securities have not been registered under the U.S. Securities Act, that transfer of the Convertible Debentures and Underlying Securities is prohibited except in accordance with Regulation S under the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from the registration requirements of the U.S. Securities Act; and that hedging transactions involving the Convertible Debentures and Underlying Securities may not be conducted unless in compliance with the U.S. Securities Act;

(v)
until one year following the closing date of the offering of the Convertible Debentures, if the Agent sells Convertible Debentures or Underlying Securities to a distributor, a dealer (as defined in Section 2(a)(12) of the U.S. Securities Act), or a person receiving a selling concession, fee or other remuneration, the Agent shall send a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to the Agent;

(vi)
until one year following the closing date of the offering of the Convertible Debentures, all offers and sales of the Convertible Debentures and Underlying Securities by the Agent shall be made only in accordance with the provisions of Regulation S under the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from the registration requirements of the U.S. Securities Act; and

(vii)
until one year following the closing date of the offering of the Convertible Debentures, the Agent will not engage in hedging transactions with regard to the Convertible Debentures or Underlying Securities, unless in compliance with the U.S. Securities Act.

(c)	Each of the Corporation and the Agent represent, covenant and agree that:

(i)
no offers of Convertible Debentures were made or will be made to a person in the United States or to, or for the account or benefit of, a “U.S. person” (as such term is defined in Regulation S under the U.S. Securities Act), and at the time the buy order for the Convertible Debentures was originated and the subscription agreement for the Convertible Debentures was executed, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States;

(ii)
no offers or sales of Convertible Debentures or Underlying Securities by the Corporation or the Agent, if made prior to the expiration of a one-year distribution compliance period, shall be made to a U.S. person or for the account or benefit of a U.S. person (other than a “distributor” (as such term is defined in Regulation S under the U.S. Securities Act)); and

(iii)
until one year following the closing date of the offering of the Convertible Debentures, (i) each purchaser of Convertible Debentures from the Corporation or the Agent (other than a distributor) shall certify that it is not a U.S. person and is not acquiring the Convertible Debentures or Underlying Securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act; (ii) each such purchaser shall agree to resell Convertible Debentures and Underlying Securities only in accordance with the provisions of Regulation S under the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from the registration requirements of the U.S. Securities Act; and (iii) such purchaser shall agree not to engage in hedging transactions with regard to the Convertible Debentures or Underlying Securities unless such hedging is complies with the U.S. Securities Act.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to the Agent's counsel.

RED MILE ENTERTAINMENT, INC.

Per:	/s/
Chester P. Aldridge

J. F. MACKIE & COMPANY LTD.

Per:	/s/
J. Scott Riddell

Schedule 6(k) - Material Contracts

1.	Agreement with MTVN for a license to the intellectual property known as Jackass for video games on various hardware platforms.
2.	Agreement with Fleshwound Films for a license to the intellectual property known as Crusty Demons of dirt for video games on various hardware platforms.
3.	Limited use license from Disney interactive for a license to the intellectual property known as Disney’s Aladdin for use on a P.C. based video game (Disney’s Aladdin Chess Adventures).
4.	License from IR Gurus for a license to the intellectual property known as “Heroes Of The Pacific” on the Sony PS2, Microsoft Xbox and PC’s.
5.	License from Prodigy Design Ltd. for a license to the intellectual property known as “GripShift” on the Sony PSP.
6.	Development Agreement with Prodigy Design Ltd. For the development of the video game known as “Jackass” on the Sony PS2 and PSP.
7.	Development and Licensing Agreement with IR Gurus for the development of a game known as “Heroes Of The Pacific” on the Sony PSP.
8.	Development and Licensing Agreement with IR Gurus for the development of a game known as “Heroes Over Europe” on the Sony PS3 and Microsoft Xbox 360.
9.	Development and Licensing Agreement with IR Gurus for the development of a game known as “Equestriad” on the Sony PS2 and P.C’s.
10.	Development agreement with Climax Action Limited for development of a video game known as “Crusty Demons” for the Sony PS2 and Microsoft Xbox.
11.	Licensing Agreement with Sony Online Entertainment for the worldwide publishing rights to GripShift on the Sony PSP.
12.	Co-publishing Agreement with Codemasters for the European publishing rights to Heroes Of The Pacific on the Sony PS2, , Microsoft Xbox and PC’s.
13.	Publishing Agreement with Ubisoft for the North American publishing rights to Heroes Of The Pacific on the Sony PS2,, Microsoft Xbox and PC’s.
14.	Publishing Agreement with Strategy First Corp. for the worldwide publishing rights to Disney’s Aladdin Chess Adventures.
15.	Co-publishing Agreement with Evolved Games for the North American publishing rights to the Crusty Demons video game.
16.	Co-publishing Agreement with Koch Media GmbH for the European publishing rights to the Crusty Demons video game.
17.	Letter of Intent with the other owners of IR Gurus for the option to purchase their ownership position in IR Gurus.
18.
License Agreement with Marshmallowville Media, L.L.C. for a license to the intellectual properties known as Marshmallow Shooter or Johnny Blaster’s M-Force for video games on various hardware platforms.

19.
Memorandum of Understanding with Frank Miller Inc., Ground Zero Productions, Inc. and Union Entertainment, LLC for a lceinse to the intellectual property known as “Sin City” or Frank Miller’s Sin City for video games on various hardware platforms.

Schedule 6(z) - Material Liabilities

Liabilities greater than $10,000 as of September 28, 2006

Red Mile

Lehman & Eilen	18,027.43	Legal bill
Starkey & Hendricks	10,695.00	Legal printer
Bank of America	10,743.44	Visa bill

2WG Media, Inc.

Cenega Publishing	100,000.00	Development milestone due
Zomax Inc	45,920.00	Inventory
Lixivian	83,659.79	Inventory

Schedule 6(pp) - Summary of Communications regarding Intellectual Property claims

On September 9, 2005, Vivendi Universal Games, Inc. (VUG) notified the Company that they believed the trademark “Heroes of the Pacific” infringed on a trademark of theirs “Aces of the Pacific”.

After thorough review of our intellectual property counsel, they informed us the VUG game was published in 1992 and appeared to be last used in 1997 or 1998 by VUG was long out of commercial use. Our council responded that their mark appeared to be abandoned. There were two subsequent letterS from VUG (the last in December 2005) where they disagreed with our assessment and tried to start a dialog toward our ceasing to use the mark or settlement (that is, pay them some sort of royalty). We last responded on December 13, 2005 telling them that we found their claim baseless and were not interested in negotiating with them. They never responded to this last letter and we believe they have dropped the issue. We believe that there is no significant liability to VUG regarding this issue.

2. In February 2006, we were contacted by phone and later by email by Equity management, Inc. on behalf of Lockheed Martin Corporation. In the 1940’s Lockheed manufactured an aircraft known as the P-38J Lightning. They still have a trademark for model planes. Our counsel did not think this mark was strong or would carryover to video games. We told Equity verbally that we did not believe the claim was valid and have not heard from them since. We believe that there is no significant liability to Lockheed Martin regarding this issue.

Schedule 6(rr) - Restrictions on Intellectual Property Rights

The software code for the following games (either completed or under development) is subject to a license which is fully transferable to purchasers of the business. It is also transferable to others, but only with prior approval of developer, such approval not to be unreasonably withheld.

•	Development agreement with Climax Action Limited for development of a video game known as “Crusty Demons” for the Sony PS2 and Microsoft Xbox.
•	Development Agreement with Prodigy Design Ltd. For the development of the video game known as “Jackass” on the Sony PS2 and PSP.

The software code and license for the intellectual property included within the game for the following games (either completed or under development) is subject to a license which is fully transferable to purchasers of the business. It is also transferable to others, but only with prior approval of developer, such approval not to be unreasonably withheld.

•	Development and Licensing Agreement with IR Gurus for the development of a game known as “Heroes Of The Pacific” on the Sony PS2, Microsoft Xbox and PC’s.
•	Development and Licensing Agreement with IR Gurus for the development of a game known as “Heroes Of The Pacific” on the Sony PSP.
•	Development and Licensing Agreement with IR Gurus for the development of a game known as “Heroes Over Europe” on the Sony PS3 and Microsoft Xbox 360.
•	Development and Licensing Agreement with Prodigy Design Ltd. for the development of a game known as “GripShift” on the Sony PSP.
•	Development and Licensing Agreement with IR Gurus for the development of a game known as “Equestriad” on the Sony PS2 and P.C’s.

The Publishing and Development Agreement with Buena Vista Games is only transferable to a controlled or controlling entity. The Company may request a transfer to a different entity, but approval is at Disney’s sole discretion and they may charge a transfer fee of up to $25,000.

The license for Crusty Demons is only transferable as part of the direct or indirect merger, consolidation, corporate restructuring or sale or transfer of all or substantially all of our assets or a controlling interest of 51% or more of the voting securities of the company.

The MTVN Merchandising and License Agreement is transferable as part of the direct or indirect merger, consolidation, corporate restructuring or sale or transfer of all or substantially all of our assets or a controlling interest of 51% or more of the voting securities of the company, so long as this entity is not a “Restricted Entity”. A Restricted Entity means a competitor to MTVN or an entity that’s capitalization and funding sources are less than those of Red Mile or the combined resources, post-merger will be less than Red Mile’s at the time of merger. Other assignments, however, including a pledge, require MTVN’s consent.

Licensing agreement with Marshmallowville Media, L.L.C. for a license to the intellectual properties known as Marshmallow Shooter or Johnny Blaster’s M-Force has no limitations.

The following agreements are exclusive licenses, which allows our licensee to sell a game in a specific territory and which therefore precludes the Company from directly selling or licensing that game in that territory.

•	Licensing Agreement with Sony Online Entertainment for the worldwide publishing rights to GripShift on the Sony PSP.
•	Co-publishing Agreement with Codemasters for the European publishing rights to Heroes Of The Pacific on the Sony PS2, Microsoft Xbox and PC’s.
•	Publishing Agreement with Ubisoft for the North American publishing rights to Heroes Of The Pacific on the Sony PS2, Microsoft Xbox and PC’s.
•	Publishing Agreement with Strategy First Corp. for the worldwide publishing rights to Disney’s Aladdin Chess Adventures.
•	Co-publishing Agreement with Evolved Games for the North American publishing rights to the Crusty Demons video game.
•	Co-publishing Agreement with Koch Media GmbH for the European publishing rights to Crusty Demons.